Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the use our report dated March 25, 2019, except for the effects of the recast of equity to which the date is January 10, 2020, with respect to the balance sheet of Salarius Pharmaceuticals, LLC as of December 31, 2018, the related statement of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2018, and the related notes, incorporated herein by reference to the Form 10-K of Salarius Pharmaceuticals, Inc. for the fiscal year ended December 31, 2019 dated March 23, 2020, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
January 15, 2021